Exhibit 5

August 16, 2016

Algae Dynamics Corp.

4120 Ridgeway Drive, Unit 17

Mississauga, Ontario L5L 5S9

Canada

Dear Sirs/Mesdames:

Re: Registration of Form S-1

We have acted as special Ontario counsel to Algae Dynamics Crop., a federal corporation incorporated under the law of Canada (the “Company”), in connection with the registration with the United States Securities and Exchange Commission (the “SEC”) on Form S-1, as amended or supplemented from time to time (the “Registration Statement”), of 750,000 common shares in the capital of the Company (each, a “Share”) that have been or will be issued to Trademasterpro.com Inc. pursuant to a certain consulting agreement dated as of June 24, 2016 (the “Consulting Agreement”), 125,000 shares that have been issued to Richard Rusiniak and 125,000 shares that have been issued to Paul Ramsay as a result of expenses they have borne on behalf of the Company, and 20,000 shares that have been issued to J.P. Galda & Co. (“JPG&Co.”) for legal services. Treademasterpro.com Inc., and Messrs. Rusiniak, Ramsay and JPG&Co. are referred to herein as the “Selling Securityholders.” The 1,020,000 shares that may be offered by the Selling Securityholders pursuant to the Registration Statement are referred to herein as the “Offered Shares.”

In connection with these opinions, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In rendering these opinions, we have assumed the authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency, and the absence of any change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinions herein are expressed solely with respect to the laws of the Province of Ontario and the federal laws of Canada applicable therein and are based on such laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal, state or provincial law, rule or regulation relating to securities, or to the sale or assurance thereof.

For purposes of the opinions expressed below, without limiting any other exceptions or qualifications set forth herein, we have assumed that due and adequate consideration for each of the Offered Shares will be paid in accordance with the Consulting Agreement.

Based upon our review, it is our opinion that the Offered Shares have been duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

These opinions are expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Yours very truly,

Munira Ladhani